EXHIBIT 99.1

BJ’s Restaurants, Inc. Reports Fiscal Fourth Quarter and Fiscal 2023 Results

HUNTINGTON BEACH, Calif., Feb. 15, 2024 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported financial results for its fiscal 2023 fourth quarter and year ended Tuesday, January 2, 2024.

Fiscal Fourth Quarter 2023 Compared to Fourth Quarter 2022

  Total revenues decreased 6.0% to $323.6 million (13 weeks vs. 14 weeks)
    Excluding the extra operating week in fiscal 2022, fourth quarter 2023 revenues increased 0.9% compared to the same quarter in the prior year
  Comparable restaurant sales increased 0.6% (13 weeks vs. 13 weeks)
  Total restaurant operating weeks decreased 6.1% (13 weeks vs. 14 weeks)
  Net income of $8.1 million, compared to $4.0 million; diluted net income per share of $0.34, compared to $0.17 (13 weeks vs. 14 weeks)
  Adjusted EBITDA of $27.3 million, compared to $26.1 million, as described below in the reconciliation between GAAP and non-GAAP adjusted financial measures (13 weeks vs. 14 weeks)

Fourth quarter 2022 includes gift card breakage revenue of $3.2 million, or a diluted net benefit of $0.10 per share, as a result of the Company's re-evaluation of its estimated redemption pattern resulting from the COVID-19 pandemic.

Fiscal 2023 Compared to Fiscal 2022

  Total revenues increased 3.8% to $1.3 billion (52 weeks vs. 53 weeks)
    Excluding the extra operating week, fiscal 2023 total revenues increased 5.5% compared to the prior year
  Comparable restaurant sales increased 3.7% (52 weeks vs. 52 weeks)
  Total restaurant operating weeks decreased 0.5% (52 weeks vs. 53 weeks)
  Net income of $19.7 million, compared to $4.1 million; diluted net income per share of $0.82, compared to $0.17 (52 weeks vs. 53 weeks)
  Adjusted EBITDA of $103.8 million, compared to $77.9 million, as described below in the reconciliation between GAAP and non-GAAP adjusted financial measures (52 weeks vs. 53 weeks)

Fiscal 2022 includes gift card breakage revenue of $3.2 million, or a diluted net benefit of $0.10 per share, due to the re-evaluation noted above.

“BJ’s solid fourth quarter results demonstrate the operational excellence being delivered in our restaurants and the significant progress we are making with productivity and margin enhancement initiatives,” commented Greg Levin, Chief Executive Officer and President. “Restaurant margins improved by 150 basis points year-over-year to 14.4% in the fourth quarter, despite industry-wide consumer softness beginning in November. Our menu simplification is delivering its anticipated benefits of improved labor efficiencies and higher team member retention. Moreover, BJ’s positive third-party service and food sentiment scores improved meaningfully in the fourth quarter, demonstrating that we are delivering tangible benefits to our guests’ experience with our simplified menu, more tenured restaurant team members, and our relentless drive to provide an unmatched level of gracious hospitality. We continue to focus on a variety of initiatives aimed at increasing guest traffic and driving sales, as well as realizing benefits from our cross-functional cost savings initiatives, which are improving operating margins without compromising the gold standard of operational excellence for which BJ’s has come to be known,” continued Levin.

In fiscal 2023, BJ’s opened five new restaurants, including its first in the state of Illinois. The Company closed five underperforming restaurants during the year as part of its portfolio review process. “The new restaurants we have opened over the last three years continue to generate strong returns with higher sales compared to our existing restaurants and average run-rate restaurant level margins in the mid- to high-teens,” added Levin.

Capital Expenditures, Capital Allocation and Share Repurchases

The Company is focused on delivering value to its shareholders through its disciplined approach to capital allocation, new restaurant growth, restaurant remodels, and sales and productivity initiatives. “Consistent with the strategy outlined during our November Investor Day, we continue to take a disciplined approach to capital allocation, including new restaurant growth relative to new restaurant costs, with our overall restaurant economics guiding the timing for accelerated growth and related capital expenditures. This approach serves BJ’s, our guests and shareholders well while allowing us to use our growing cash flows to enhance shareholder value through share repurchases and debt reduction,” continued Levin.

“During 2024, we expect total capital expenditures of approximately $70 million, net of tenant improvement allowances, which includes three new restaurants and 20 existing restaurant remodels. The first new restaurant is scheduled to open during April in Brookfield, Wisconsin, marking the first BJ’s restaurant in the state. Following the Brookfield, Wisconsin opening, the two additional new restaurants planned for 2024 will be our new prototype which is designed to cost approximately $1 million less to build than recent new restaurants. By the end of 2024, we expect about half of BJ’s restaurants to either be the most recent prototype or have been refreshed in the past three years as part of our remodel initiative. With significant and improving cash flow from operations, expanding margins and a healthy balance sheet, we have the financial flexibility to execute multiple initiatives to enhance shareholder value,” Levin concluded.

During the fourth quarter of 2023, the Company repurchased and retired approximately 0.3 million shares of its common stock at a cost of approximately $6.7 million. Reflecting the Company’s increasing operating cash flow, in February 2024, the Company’s Board of Directors approved an increase in the share repurchase program by $50 million. As a result, the Company currently has approximately $61 million available under its authorized $550 million share repurchase program.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its fourth quarter and fiscal year 2023 earnings release today, February 15, 2024, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Management will discuss the financial results and host a question and answer session. In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com, and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. is a national brand with brewhouse roots where Craft Matters®. BJ’s broad menu has something for everyone: slow-roasted entrees, like prime rib, BJ’s EnLIGHTened Entrees® including Cherry Chipotle Glazed Salmon, signature deep-dish pizza and the often imitated, but never replicated world-famous Pizookie® dessert. A winner of the 2023 Vibe Vista Award in the Best Spirits Program category and the most decorated restaurant-brewery in the country, BJ’s has been a pioneer in the craft brewing world since 1996 and takes pride in serving BJ’s award-winning proprietary handcrafted beers, brewed at its brewing operations in four states and by independent third-party craft brewers. The BJ’s experience offers high-quality ingredients, bold flavors, moderate prices, sincere service, and a cool, contemporary atmosphere. Founded in 1978, BJ’s owns and operates over 200 casual dining restaurants in 30 states. All restaurants offer dine-in, take-out, delivery and large party catering. For more BJ’s information, visit http://www.bjsrestaurants.com.

Forward-Looking Statements Disclaimer

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales and margins, total potential domestic capacity, the success of various sales-building and productivity initiatives, future guest traffic trends, on and off-premise sales trends, cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effects of another pandemic on our operations, labor and staffing, guest traffic, our supply chain and the ability of our suppliers to continue to timely deliver food and other supplies necessary for the operation of our restaurants, the ability to manage costs and reduce expenditures and the availability of additional financing, (ii) any inability or failure to successfully and sufficiently raise menu prices to offset rising costs, (iii) any inability to manage new restaurant openings, (iv) construction delays, (v) wage inflation and competitive labor market conditions which may result in staffing shortages, (vi) the impact of any union organizing efforts at our restaurants and our responses to such efforts, (vii) increases in minimum wage and other employment related costs, including compliance with the Patient Protection and Affordable Care Act and minimum salary requirements for exempt team members, (viii) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ix) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other reasons, whether or not accurate, (x) factors that impact California, Texas and Florida, where a substantial number of our restaurants are located, (xi) restaurant and brewery industry competition, (xii) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and distributors, and related hazards, (xiii) consumer spending trends in general for casual dining occasions, (xiv) potential uninsured losses and liabilities due to limitations on insurance coverage, (xv) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy requirements, (xvi) trademark and service-mark risks, (xvii) government regulations and licensing costs, including beer and liquor regulations, (xviii) loss of key personnel, (xix) inability to secure acceptable sites, (xx) legal proceedings, (xxi) the success of our key sales-building and related operational initiatives, (xxii) any failure of our information technology or security breaches with respect to our electronic systems and data, and (xxiii) numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K. The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact Tom Houdek of BJ’s Restaurants, Inc. at (714) 500-2400 or JCIR at (212) 835-8500 or at bjri@jcir.com.

BJ’s Restaurants, Inc.
Consolidated Statements of Operations
(Dollars in thousands except for per share data)

	Fourth Quarter Ended				Fiscal Year Ended
	January 2, 2024 (unaudited)		January 3, 2023 (unaudited)		January 2, 2024 (unaudited)		January 3, 2023
Revenues	$323,635	100.0%	$344,152	100.0%	$1,333,229	100.0%	$1,283,926	100.0%
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	82,426	25.5	92,241	26.8	346,569	26.0	349,645	27.2
Labor and benefits	118,261	36.5	126,494	36.8	491,314	36.9	483,367	37.6
Occupancy and operating	76,481	23.6	80,958	23.5	317,559	23.8	306,150	23.8
General and administrative	21,730	6.7	19,290	5.6	82,103	6.2	73,333	5.7
Depreciation and amortization	17,793	5.5	17,488	5.1	70,992	5.3	70,385	5.5
Restaurant opening	207	0.1	1,534	0.4	2,808	0.2	3,644	0.3
Loss on disposal and impairment of assets, net	3,419	1.1	5,226	1.5	8,125	0.6	6,200	0.5
Gain on lease transactions, net	-	-	(3,318)	(1.0)	-	-	(3,318)	(0.3)
Total costs and expenses	320,317	99.0	339,913	98.8	1,319,470	99.0	1,289,406	100.4
Income (loss) from operations	3,318	1.0	4,239	1.2	13,759	1.0	(5,480)	(0.4)

Other (expense) income:
Interest expense, net	(1,673)	(0.5)	(1,173)	(0.3)	(4,915)	(0.4)	(2,888)	(0.2)
Other income, net	441	0.1	578	0.2	1,256	0.1	60	-
Total other expense	(1,232)	(0.4)	(595)	(0.2)	(3,659)	(0.3)	(2,828)	(0.2)
Income (loss) before income taxes	2,086	0.6	3,644	1.1	10,100	0.8	(8,308)	(0.6)

Income tax benefit	(5,965)	(1.8)	(317)	(0.1)	(9,560)	(0.7)	(12,384)	(1.0)
Net income	$8,051	2.5%	$3,961	1.2%	$19,660	1.5%	$4,076	0.3%

Net income per share:
Basic	$0.35		$0.17		$0.84		$0.17
Diluted	$0.34		$0.17		$0.82		$0.17

Weighted average number of shares outstanding:
Basic	23,245		23,386		23,452		23,405
Diluted	23,722		23,762		23,923		23,662

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)
	January 2, 2024 (unaudited)	January 3, 2023
Cash and cash equivalents	$29,070	$24,873
Total assets	$1,058,454	$1,045,922
Total debt	$68,000	$60,000
Shareholders’ equity	$365,761	$345,515

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	January 2, 2024		January 3, 2023		January 2, 2024		January 3, 2023
Stock-based compensation (1)
Labor and benefits	$730	0.2%	$842	0.2%	$2,583	0.2%	$2,886	0.2%
General and administrative	2,083	0.6	1,647	0.5	8,319	0.6	7,212	0.6
Total stock-based compensation	$2,813	0.9%	$2,489	0.7%	$10,902	0.8%	$10,098	0.8%
Operating Data
Comparable restaurant sales % change	0.6% (2)		6.6% (2)		3.7% (2)		14.0% (2)
Restaurants opened during period	-		3		5		6
Restaurants open at period-end	216 (3)		216 (3)		216 (4)		216 (5)
Restaurant operating weeks	2,821 (6)		3,004 (6)		11,242 (6)		11,295 (6)

(1)	Percentages represent percent of total revenues.
(2)	Comparable restaurant sales are presented on a 13-week vs. 13-week and 52-week vs. 52-week basis.
(3)	During the period, one restaurant was permanently closed.
(4)	During the period, five restaurants were permanently closed.
(5)	During the period, two restaurants were permanently closed.
(6)	Fourth quarter and fiscal year ended January 2, 2024, are on a 13-week and 52-week basis, respectively, as compared to fourth quarter and fiscal year ended January 3, 2023, which are on a 14-week and 53-week basis, respectively.

Note Regarding Non-GAAP Financial Measures

The Company is reporting below certain non-GAAP financial results and related reconciliations to the corresponding GAAP financial measures. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. These measures should only be used to evaluate the Company’s results of operations in conjunction with corresponding GAAP measures.

Reconciliation of Selected GAAP Financial Measures to Non-GAAP Adjusted Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company has included the following non-GAAP adjusted financial measures in this press release or in the webcast to discuss the Company’s financial results for fourth quarter 2023, which may be accessed via the Company’s website at http://www.bjsrestaurants.com: (i) non-GAAP adjusted net income and (ii) non-GAAP adjusted diluted net income per share. Each of these non-GAAP adjusted financial measures is adjusted from results based on GAAP to exclude certain expenses or gains. As a general matter, the Company uses these non-GAAP adjusted financial measures in addition to and in conjunction with results presented in accordance with GAAP to help analyze the performance of its core business. The Company believes that such non-GAAP adjusted financial information is used by analysts and others in the investment community to analyze the Company’s results and in formulating estimates of future performance and that failure to report these non-GAAP adjusted measures may result in confusion among analysts and others and a misplaced perception that the Company’s results have underperformed or exceeded expectations.

For the fourth quarter and fiscal year ended January 3, 2023, adjusted net income and non-GAAP adjusted diluted net income per share excludes the additional gift card breakage revenue resulting from the change in estimate.

Reconciliation of Non-GAAP Adjusted Financial Measures
(Unaudited, dollars in thousands except for per share data)

	Fourth Quarter Ended
	January 2, 2024			January 3, 2023
	$	%	Per Share	$	%	Per Share
Net income & diluted net income share, as reported	$8,051	2.5%	$0.34	$3,961	1.2%	$0.17
Gift card breakage estimate change (1)	-	-	-	(3,186)	(0.9)	(0.13)
Tax effect – Gift card breakage estimate change (2)	-	-	-	771	0.2	0.03
Non-GAAP adjusted net income & diluted net income per share	$8,051	2.5%	$0.34	$1,546	0.4%	$0.07

	Fiscal Year Ended
	January 2, 2024			January 3, 2023
	$	%	Per Share	$	%	Per Share
Net income & diluted net income per share, as reported	$19,660	1.5%	$0.82	$4,076	0.3	$0.17
Gift card breakage estimate change (1)	-	-	-	(3,186)	(0.2)	(0.13)
Tax effect – Gift card breakage estimate change (2)	-	-	-	771	0.1	0.03
Non-GAAP adjusted net income & diluted net income per share	$19,660	1.5%	$0.82	$1,661	0.1%	$0.07

Per share amounts and percentages reflected above may not reconcile due to rounding.
Percentages represent percent of total revenues.

(1)	Included in “Revenues” on the Consolidated Statements of Operations.
(2)	The tax effect is based on the Company’s annual effective tax rate of 24.2% for fiscal year ending January 3, 2023.

Restaurant Level Operating Margin

Restaurant level operating margin, a non-GAAP financial measure, is equal to the revenues generated by our restaurants less their direct operating costs which consist of cost of sales, labor and benefits, and occupancy and operating costs. This performance measure primarily includes the costs that restaurant level managers can directly control and excludes other operating costs that are essential to conduct the Company’s business, as detailed in the table below. Management uses restaurant level operating margin as a supplemental measure of restaurant performance. Management believes restaurant level operating margin is useful to investors in that it highlights trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate restaurant level operating margin differently than we do, restaurant level operating margin as presented herein may not be comparable to similarly titled measures reported by other companies.

A reconciliation of income (loss) from operations to restaurant level operating margin for the fourth quarter and fiscal year ended January 2, 2024, and January 3, 2023, is set forth below:

Supplemental Financial Information – Restaurant Level Operating Margin
(Unaudited, dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	January 2, 2024		January 3, 2023		January 2, 2024		January 3, 2023
Income (loss) from operations	$3,318	1.0%	$4,239	1.2%	$13,759	1.0%	$(5,480)	(0.4)%
General and administrative	21,730	6.7	19,290	5.6	82,103	6.2	73,333	5.7
Depreciation and amortization	17,793	5.5	17,488	5.1	70,992	5.3	70,385	5.5
Restaurant opening	207	0.1	1,534	0.4	2,808	0.2	3,644	0.3
Loss on disposal and impairment of assets, net	3,419	1.1	5,226	1.5	8,125	0.6	6,200	0.5
Gain on lease transactions, net	-	-	(3,318)	(1.0)	-	-	(3,318)	(0.3)
Restaurant level operating margin (1)	$46,467	14.4%	44,459	12.9%	$177,787	13.3%	$144,764	11.3%

Percentages above represent percent of total revenues and may not reconcile due to rounding.

(1)	The fourth quarter and fiscal year ended January 3, 2023, include gift card breakage revenue of $3.2 million as a result of the Company's re-evaluation of its estimated redemption pattern resulting from the COVID-19 pandemic. Excluding this benefit from both revenues and income from operations, restaurant level operating margin would be 12.1% and 11.1%, respectively.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

Adjusted EBITDA is a non-GAAP financial measure that represents the sum of net income adjusted for certain expenses and gains/losses detailed within the reconciliation below. Management uses Adjusted EBITDA as a supplemental measure of our performance. Management believes these measures are useful to investors in that they highlight cash flow and trends in our core business that may not otherwise be apparent to investors when relying solely on GAAP financial measures. Because other companies may calculate these measures differently than we do, Adjusted EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

A reconciliation of net income to Adjusted EBITDA for the fourth quarter and fiscal year ended January 2, 2024, and January 3, 2023, is set forth below:

Supplemental Financial Information – Net Income to Adjusted EBITDA
(Unaudited, dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	January 2, 2024		January 3, 2023		January 2, 2024		January 3, 2023
Net income (1)	$8,051	2.5%	$3,961	1.2%	$19,660	1.5%	$4,076	0.3%
Interest expense, net	1,673	0.5	1,173	0.3	4,915	0.4	2,888	0.2
Income tax benefit	(5,965)	(1.8)	(317)	(0.1)	(9,560)	(0.7)	(12,384)	(1.0)
Depreciation and amortization	17,793	5.5	17,488	5.1	70,992	5.3	70,385	5.5
Stock-based compensation expense	2,813	0.9	2,489	0.7	10,902	0.8	10,098	0.8
Other income, net	(441)	(0.1)	(578)	(0.2)	(1,256)	(0.1)	(60)	-
Loss on disposal and impairment of assets, net	3,419	1.1	5,226	1.5	8,125	0.6	6,200	0.5
Gain on lease transactions, net	-	-	(3,318)	(1.0)	-	-	(3,318)	(0.3)
Adjusted EBITDA	$27,343	8.4%	$26,124	7.6%	$103,778	7.8%	$77,885	6.1%

Percentages above represent percent of total revenues and may not reconcile due to rounding.

(1)	The fourth quarter and fiscal year ended January 3, 2023 include gift card breakage revenue of $3.2 million as a result of the Company's re-evaluation of its estimated redemption pattern resulting from the COVID-19 pandemic.